EXHIBIT 10.10

FORBEARANCE AGREEMENT AND
FOURTH AMENDMENT TO LOAN AGREEMENT

This Forbearance Agreement and Fourth Amendment to Loan Agreement, dated August 28, 2009, is among Johnson Bank (the “Bank”), Jefferson Electric, Inc. (“Borrower”), Thomas Klink (“Guarantor”) and Diane M. Klink (“Diane Klink,” and together with the Borrower and Guarantor, the “Borrower Parties”).

RECITALS

WHEREAS, Bank and Borrower are parties to that certain Loan and Security Agreement dated January 2, 2008, as amended by the Amendment to Loan and Security Agreement dated January 29, 2008, Second Amendment to Loan and Security Agreement dated May 2, 2008 and Third Amendment to Loan and Security Agreement dated December 3, 2008 (as amended, the “Loan Agreement”); and

WHEREAS, Borrower is in material default under the Loan Agreement, including but not limited to failure to pay the Obligations at maturity; and

WHEREAS, Borrower has informed Bank that it is pursuing certain alternatives for recapitalizing the Borrower and increasing Borrower’s profitability; and

WHEREAS, Bank is entitled to exercise its rights and remedies upon default, including but not limited to its right to demand payment of the Obligations and realize on its collateral for the Obligations; and

WHEREAS, the Bank has agreed to forbear from exercising its rights and remedies upon the terms and conditions set forth herein, provided that Bank has not agreed to continue financing Borrower beyond December 31, 2009.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      Definitions.  (a)  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

(b)           As used herein and in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

 “Additional Advance Amount” means $700,000; provided that such amount shall be reduced to $0.00 on the earliest of (i) September 5, 2009 if Borrower has not as of such date met the requirements of Sections 6(c)(i) and 6(c)(ii) hereof or (ii) the date of Borrower’s receipt of the Recapitalization Funds.

“Excluded Mexican Inventory” means Borrower’s Inventory that is located in Mexico.

“Forbearance Event of Default” means (a) Bank obtaining knowledge of or the occurrence of any default or Event of Default under the Loan Agreement not now known to Bank, (b) any default or Event of Default under the Loan Agreement now known to Bank increasing in scope or magnitude, or (c) the occurrence of any default under this Agreement.

“Recapitalization Funds” means amounts received by Borrower as a result of the transactions contemplated by Section 6(a) hereof.

2.      Interest Rate on the Revolving Note.  Section 2.3.1 of the Loan Agreement is amended in its entirety to read as follows:

“2.3.1           Interest Rate on the Revolving Note.  The interest rate hereunder on the Revolving Note shall be equal to 8.00% per annum.

3.      Collateral-Obligation Ratio.  Section 2.6.2 of the Loan Agreement is amended in its entirety to read as follows:

“2.6.2           the sum of (i) Fifty percent (50%) of Qualified Inventory at cost (determined in accordance with GAAP) or wholesale market value, whichever is lower, plus (ii) the Additional Advance Amount; less”

4.      Borrowing Base Certificates.  Section 5.1.3 of the Loan Agreement is amended in its entirety to read as follows:

“5.1.3           On Monday of each week, based on Qualified Accounts and Qualified Inventory figures as of the end of the day on the prior Friday, and at such other times as requested by Bank, a report in the form of the attached Exhibit A, or as otherwise required by Bank, reflecting the Collateral-Obligation Ratio, showing the value of the Collateral without the Excluded Mexican Inventory, together with such information relating to the Collateral as Bank may request, certified by an authorized signatory of Borrower.”

5.      Prepayment Premium.  If, on or before December 31, 2009, Borrower pays the Obligations in full and in good funds on or before December 31, 2009 and the Revolving Credit Facility is terminated, Bank shall waiver the prepayment premium set forth in section 2.9 of the Loan Agreement.

6.      Additional Covenants.  Borrower and Guarantor shall comply with the following covenants:

(a)           Recapitalization.  Borrower shall diligently pursue recapitalization of the Borrower and (i) on or before September 30, 2009, provide Lender with a pro forma showing proposed use of the funds received in such recapitalization, including payment of amounts satisfactory to Bank on the Revolving Note, (ii) on or before October 31, 2009, provide Bank with a copy of a letter of intent from a proposed investor who is satisfactory to Bank reflecting an intent to make a contribution of equity to Borrower in the amount of at least $3,000,000 on terms and conditions satisfactory to Bank, and (iii) on or before December 31, 2009, close on such transaction, obtain additional cash equity in the amount of at least $3,000,000 and make payment on the Revolving Note in the amount of not less than $700,000.   Upon payment of the $700,000 to Bank as required in this section 6(a), on and after the date of such payment, Borrower must be in compliance with Section 2.6 of the Loan Agreement as amended hereby, calculated with the Additional Advance Amount at $0.

(b)           Additional Notices.  Borrower shall notify Bank promptly, and in any event within one business day, if Borrower, in its good faith judgment, at any time believes that Borrower will not be able to close in its recapitalization on or before December 31, 2009.

(c)           Mexican Documentation.  Borrower and Guarantor shall

(i) on or before August 31, 2009, provide to Bank all of the following, in  a form that is executed, and if required by Bank or otherwise required, with appropriately completed notary acknowledgement, apostille and authentication,  and otherwise suitable for registration in Mexico: all documents, filings, recordings, certifications and other documents as Bank may request to perfect and protect Bank’s interest in property of Borrower and its affiliates that may from time to time be located in Mexico; and

(ii) on or before September 5, 2009, pay all taxes, fees, costs and expenses, make all filings, and provided all certifications and other documents and actions as Bank may request to perfect and protect Bank’s interest in the such property.  Borrower shall, from time to time, take such additional action as Bank may request with respect to the perfection and protection of Bank’s interest in such property.

(d)           Inventory Levels.  Borrower shall at all times limit the amount of inventory located in Mexico to the amount reasonably necessary for the operation of Borrower’s business.  Without limitation of the foregoing, Borrower shall not at any time transfer any inventory to Mexico (i) if Borrower is not in compliance with Section 2.6 of the Loan Agreement as amended hereby or if such transfer will cause Borrower to be out of compliance with Section 2.6 of the Loan Agreement as amended hereby, or (ii) if after such transfer the value of inventory located in Mexico will exceed $1,600,000.

(e)           Facility Fee.  In addition to all other amounts owing by Borrower to Bank, Borrower shall pay to Bank a facility fee of $25,000.00 (the “Facility Fee”).  The Facility Fee shall be deemed fully earned and owing to Bank upon execution of this Agreement.  The Facility Fee shall be due and payable on the earlier of the Forbearance Termination Date (as defined below) or the date of payment in full of the Obligations and termination of the Revolving Credit Facility.

(f)           Debt Service.  Borrower shall maintain for each fiscal month of Borrower, commencing June, 2009, a ratio of (i) Borrower’s Net Cash Flow, to (ii) the sum of Borrower’s required principal payments, plus interest expense, of at least 1.0 to 1.0.

7.      Defaults; No Waiver.  Material Events of Default have occurred under the Loan Agreement and are continuing.  Bank has agreed that, subject to the terms hereof, notwithstanding the existing defaults known to Bank, Bank will forbear from exercising its rights and remedies and continue to advance funds under the Revolving Credit Facility prior to the earlier of December 31, 2009 or the occurrence of any Forbearance Event of Default, provided that Bank shall not at any time be required to advance any amount in excess of the amount permitted to be advanced under Section 2.6 of the Loan Agreement as amended hereby.  Bank does not waive any Events of Default.  Bank’s agreement to forbear under this Forbearance Agreement shall terminate on the earlier of (a) December 31, 2009, or (b) the occurrence of any Forbearance Event of Default (the earlier to occur of the foregoing, the "Forbearance Termination Date").  Borrower expressly acknowledges that subject to the terms of the Loan Agreement as amended hereby, Bank has agreed to forbear exercising its rights and remedies until the earlier of December 31, 2009 to occurrence of any Forbearance Event or Default, but in any event, Bank has not agreed to, and is not obligated to, continue to provide financing to Borrower beyond such date.

8.        Effect of Forbearance Agreement on Loan Documents.  Except as amended hereby, the Loan Documents remain in full force and effect.

9.        Effect of Forbearance Agreement on Guaranty.  Guarantor hereby consents to this Agreement, and Guarantor hereby ratifies  his Guaranty of the Obligations and all documents by which any of them has granted collateral for any such Guaranty or any Obligations.

10.      Effect of Forbearance Agreement on Mortgage.  Guarantor and Diane Klink hereby ratify the Real Estate Mortgage securing the Obligations dated December 3, 2008 (the "Klink Mortgage").  In the event Borrower and Guarantor timely satisfy, to the satisfaction of Bank, the conditions set forth in sections 6(c)(i) and 6(c)(ii) of this Agreement, Bank shall release the Klink Mortgage.

11.      Release of Bank.  Borrower acknowledges that its obligations under the Loan Documents exist and are enforceable in accordance with their terms.  Each of the Borrower Parties, for themselves and all of their respective past and present principals, officers, directors, members, shareholders, employees, affiliated entities, guarantors, heirs, successors and assigns and all persons acting by, through, under, or in concert with any of them (the “Releasing Parties”) do hereby release and discharge Bank and all of the Bank’s officers, directors, managers, employees, successors, predecessors, and assigns (each a "Released Party")), of and from any and all manner of action or actions, cause or causes of action, suits, claims, counterclaims, demands, and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which they have had, now have, or may in the future have against any Released Party arising out of or relating to any act or omission by Bank or any other Released Party, on or before the date of this Agreement.

12.      Conditions Precedent.  This Forbearance Agreement shall not be effective until (a) it shall have been executed and delivered by the parties hereto, (b) Bank shall have received from Borrower (i) fully executed documentation in form and substance satisfactory to Bank requiring prefunding of all of Borrower’s ACH transfers, (ii) a copy, certified by the secretary of Borrower to be true and correct and in full force in effect on the date hereof, of the resolutions Borrower's board of directors authorizing the execution and delivery of this Agreement and all documents required to be executed and delivered in connection herewith and (iii) documentation satisfactory to Bank evidencing the merger of Jefferson Electric Leasing, LLC into Borrower prior to the date hereof and (c) Borrower shall have received from Bank an executed consent related to the sale of certain of Borrower's accounts receivable from Siemens Energy & Automation, in the form of Exhibit B attached hereto.

13.      Attorneys’ Fees.  The Borrower agrees to pay all reasonable attorneys’ fees of Bank relating to this Forbearance Agreement and all amendments, modifications and supplements hereto, which attorneys' fees shall be due and payable on the earlier of (a) the Forbearance Termination Date or (b) the date of payment in full of the Obligations and termination of the Revolving Credit Facility.

14.      Law Governing.  This Forbearance Agreement shall be governed by the laws of the State of Wisconsin.

15.      Binding Effect.  This Forbearance Agreement shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BANK:

JOHNSON BANK

By:	/s/ Kelly Foster
Kelly Foster

BORROWER PARTIES:

JEFFERSON ELECTRIC, INC.

By:	/s/ Thomas Klink
Thomas Klink, President

/s/ Thomas Klink
Thomas Klink, an individual

/s/ Diane M. Klink
Diane M. Klink, an individual